FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-259741-05

From:	Ms Cmbs Distribution (MORGAN STANLEY & CO) <cmorganstan3@bloomberg.net>
Sent:	Friday, May 19, 2023 3:43 PM
Subject:	[EXTERNAL] MSWF 2023-1 **Public Pricing**

NEW ISSUE CMBS:	$572.118mm MSWF 2023-1
CO-LEAD MANAGERS & BOOKRUNNERS:	Morgan Stanley and Wells Fargo Securities
CO-MANAGER:	Siebert Williams Shank

PUBLICLY OFFERED CERTIFICATES

CLASS	EXPECTED RATINGS Fitch/KBRA/Moody’s	AVAILABLE SIZE($MM)	CE%	WAL (YRS)	PRIN WINDOW	NOI DY%	LTV%	Spread	~J+ Ref	Coupon	Yield	Price
A-1	AAAsf/AAA(sf)/Aaa(sf)	$2.437	30.000%	2.93	1–56	17.6%	36.4%	P+171	~+156	5.53900	5.5212	99.99876
A-2	AAAsf/AAA(sf)/Aaa(sf)	$101.692	30.000%	4.90	56–60	17.6%	36.4%	P+225	~+202	6.45100	5.7571	102.99659
A-SB	AAAsf/AAA(sf)/Aaa(sf)	$6.825	30.000%	7.38	60–115	17.6%	36.4%	P+210	~+180	5.97700	5.5038	102.99819
A-4*	AAAsf/AAA(sf)/Aaa(sf)	$151.125	30.000%	9.67	115–117	17.6%	36.4%	P+198	~+169	5.47200	5.3709	100.99693
A-5*	AAAsf/AAA(sf)/Aaa(sf)	$191.085	30.000%	9.87	117–120	17.6%	36.4%	P+200	~+171	5.75200	5.3912	102.99560
A-S	AAAsf/AAA(sf)/Aa2(sf)	$59.882	20.750%	9.97	120–120	15.5%	41.2%	P+245	~+216	6.19900	5.8414	102.99415
B	AA-sf/AA-(sf)/NR	$33.987	15.500%	9.97	120–120	14.6%	43.9%	P+310	~+281	6.90553	6.4914	102.25630
C	A-sf/A-(sf)/NR	$25.085	11.625%	9.97	120–120	13.9%	46.0%	P+455	~+426	6.90553	7.9414	92.38237

POOL BALANCE:	$663,978,992
NUMBER OF LOANS/PROPERTIES:	30 / 30
WA MORTGAGE INT. RATE:	6.7034%
WA CUT-OFF LTV:	52.0%
WA UW NCF DSCR:	1.68x
WA UW NOI DEBT YLD:	12.3%
WA ORIG TERM TO MATURITY:	111
WA ORIG AMORTIZING TERM:	360
TEN LARGEST LOANS:	60.3%
LOAN SELLERS:	WFB (33.8%), AREF 2 (22.0%), MSMCH (16.4%), SMC (10.6%), AREF 2 & WFB (9.8%), AREF (4.5%), LMF (3.0%)
TOP 5 STATES:	CA (20.6%), TX (18.8%), MA (9.9%), FL (9.8%), IL (7.2%)
TOP 5 PROPERTY TYPES:	IN (31.1%), MU (22.6%), OF (19.7%), HO (10.9%), RT (8.3%)

RISK RETENTION Eligible vertical interest and eligible horizontal residual interest ("L-Shaped")

MASTER SERVICER:	Wells Fargo Bank, National Association
SPECIAL SERVICER:	Argentic Services Company LP
TRUSTEE:	Computershare Trust Company, National Association
CERT ADMIN:	Computershare Trust Company, National Association
TRUST ADVISOR:	Pentalpha Surveillance LLC
INITIAL CONTROLLING CLASS REP:	Argentic Securities Income USA 2 LLC or an affiliate thereof

EXPECTED SETTLEMENT:	May 25, 2023
ATTACHED:	Prelim Prospectus, Termsheet, and Annex A

***The depositor has filed a registration statement (including a prospectus) with the SEC (File No. 333-259741) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the depositor or any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll free 1-866-718-1649 or by email to prospectus@ms.com.*****

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